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                                  EXHIBIT 5.1



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 ----------------
 MANATT
 ----------------
 PHELPS
 ----------------
 PHILLIPS
 ----------------
 ATTORNEYS AT LAW


June 29, 1999

Board of Directors
PN Holdings, Inc.
315 East Eisenhower
Ann Arbor, Michigan  48108

         Re:  REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Ladies and Gentlemen:

         This opinion is rendered in connection with the Registration Statement on Form S-1 filed with the Securities and Exchange Commission under the Securities Act of 1933 relating to the offer and sale of up to 1,380,000 shares of common stock, par value $0.02 per share (the "Common Stock"), of PN Holdings, Inc. (the "Company"). As counsel to the Company, we have reviewed the corporate proceedings relating to the offering and such other legal matters as we have deemed appropriate for the purpose of rendering this opinion.

         Based on the foregoing, we are of the opinion that the shares of Common Stock of the Company covered by the aforesaid Registration Statement, when issued in accordance with the terms of the offering against full payment therefor, will be validly issued, fully paid, and non-assessable shares of Common Stock of the Company.

         This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

         We hereby consent to the use of this opinion and to the reference to our firm appearing in the Company's Prospectus under the heading "Legal Matters." We also consent to any references to our legal opinion referred to under the aforementioned heading in the Prospectus.



                         Manatt, Phelps & Phillips, LLP

                         /s/ Manatt, Phelps & Phillips, LLP




                          Manatt Phelps & Phillips, LLP

 1501 M Street N. W., Suite 700, Washington, D.C. 20005-1702 - 202-463-4300
                               - FAX 202-463-4394

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